Exhibit 10.5

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (as amended, restated, supplemented or otherwise modified in accordance with Section 13.05 hereof, this “Agreement”), dated effective as of May 5, 2021 (the “Effective Date”), is made and entered into between Squatty Potty, LLC, a Delaware limited liability company (“Service Provider”), and Truweo, LLC, a Delaware limited liability company (“Acquisition Sub” and, collectively with each of its subsidiaries, “Recipient”) (each of Service Provider and Recipient, a “Party” and, together, the “Parties”). All capitalized terms used herein but not defined in ARTICLE I hereof shall have the meaning assigned to them in the Asset Purchase Agreement (as defined below).

RECITALS

WHEREAS, (i) Aterian, Inc., a Delaware corporation (“Parent”), and Acquisition Sub (together with Parent, “Purchaser”), (ii) Service Provider, and (iii) only for the purposes of certain stated sections, Edwards SP Holdings, LLC, Team Lindsey, LLC, SLEKT Investments, LLC, Sachs Capital Fund II, LLC, Sachs Capital-Squatty, LLC and Bevel Acquisition II, LLC, entered into that certain Asset Purchase Agreement, dated as of the Effective Date (as amended, restated, supplemented or otherwise modified in accordance with its terms, the “Asset Purchase Agreement”), pursuant to which Recipient purchased the Acquired Assets and assumed the Assumed Liabilities;

WHEREAS, in an effort to ensure an orderly transition of the Acquired Assets to Purchaser, in connection with, and as a condition to, the consummation of the Transactions, Service Provider has agreed to provide the Services to the Recipient from and after the Effective Date, pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, the execution, delivery and performance of this Agreement by the Parties is a condition to the consummation of the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements contained herein, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

Section 1.01 Definitions. All For purposes of this Agreement, the following terms have the meanings set forth below:

(a) “Acquisition Sub” has the meaning set forth in the Preamble.

(b) “Agreement” has the meaning set forth in the Preamble.

(c) “Asset Purchase Agreement” has the meaning set forth in the Recitals.

(d) “Audit Right” has the meaning set forth in Section 4.06.

(e) “Billing Period” has the meaning set forth in Section 4.03.

(f) “Claim” means any claim (including any cross-claim or counterclaim), cause of action, allegation, charge, complaint, demand, dispute and other assertion of Liability, whenever or however arising, including by Law, Contract, tort, equity or otherwise.

(g) “Completion Notice” has the meaning set forth in Section 3.02(b).

(h) “Early Termination Consequence” has the meaning set forth in Section 3.02(a).

(i) “Effective Date” has the meaning set forth in the Preamble.

(j) “Expiration Date” has the meaning set forth in Section 3.01.

(k) “Invoice” has the meaning set forth in Section 4.03.

(l) “Objective Standard of Completion” means, with respect to any Service, the standards and requirements set forth on the Transition Services Schedule corresponding to such Service.

(m) “Parent” has the meaning set forth in the Preamble.

(n) “Party” and “Parties” have the meanings set forth in the Preamble

(o) “Payment Due Date” has the meaning set forth in Section 4.04.

(p) “Point of Contact” has the meaning set forth in ARTICLE X.

(q) “Recipient” has the meaning set forth in the Preamble.

(r) “Service” and “Services” have the meanings set forth in Section 2.01.

(s) “Service Fee” has the meaning set forth in Section 4.01.

(t) “Service Period” has the meaning set forth in Section 3.01.

(u) “Service Provider” has the meaning set forth in the Preamble.

(v) “Service Provider Sales Tax” has the meaning set forth in Section 4.01.

(w) “Tax Amount” has the meaning set forth in Section 4.01.

(x) “Tax Authority” means any Governmental Authority having the power to impose, regulate, collect or administer the imposition of Taxes, including the Internal Revenue Service and any state or local department of revenue.

(y) “Termination Notice” has the meaning set forth in Section 3.02(a).

(z) “Transition Period” has the meaning set forth in the Fee Schedule section of Schedule I.

(aa) “Transition Services Schedule” has the meaning set forth in Section 2.01.

Section 1.02 Rules of Construction. The following rules of construction shall govern the interpretation of this Agreement: (a) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits or Schedules in this Agreement; (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP; (c) unless the context otherwise requires, words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter; (d) whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “but not limited to;” (e) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if;” (f) references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section; (g) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two days after a triggering event and such event occurs on a Tuesday, then the action must be taken on or prior to Thursday); if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day; (h) time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement; (i) the subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions; (j) (i) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; and (ii) the term “any” means “any and all”, and (iii) the term “or’ shall not be exclusive and shall mean “and/or;” (k) (i) references to “days” means calendar days unless Business Days are expressly specified, (ii) references to “$” mean U.S. dollars; (l) the Parties intend that each representation, warranty, covenant and agreement contained herein shall have independent significance, and if any Party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same or similar subject matter that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement; (m) all uses of “written” contained in this Agreement shall be deemed to include information transmitted via e-mail, facsimile or other electronic transmission; (n) any drafts of this Agreement circulated by or among the Parties prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement, and each of the Parties agrees that no Party shall make any Claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or Proceeding among any of the foregoing or for any other purpose; and (o) the Parties have participated jointly in the negotiation and drafting of this Agreement; in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement and the language used in it will be deemed to be the language chosen by the Parties to express their mutual intent.

ARTICLE II

SERVICES PROVIDED

Section 2.01 Transition Services. Subject to the terms and conditions provided herein, Service Provider shall provide, or cause to be provided, to Recipient the service(s) set forth in the Transition Services Schedule attached hereto as Schedule I (the “Transition Services Schedule”), which Transition Services Schedule constitutes part of this Agreement. Each discrete service set forth in the Transition Services Schedule shall be referred to herein as a “Service” and collectively, all the services set forth on the Transition Services Schedule shall be referred to herein as “Services.”

Section 2.02 Transition of Assets. Upon the expiration or earlier termination of this Agreement, Service Provider shall reasonably cooperate with Recipient to facilitate the transfer of any remaining Specified Inventory acquired pursuant to the Asset Purchase Agreement, other inventory acquired after the Closing Date but held at Service Provider’s facilities and premises or other Acquired Assets still in Service Provider’s facilities and premises, to a location determined by Purchaser.

ARTICLE III

TERM AND TERMINATION

Section 3.01 Term. The term of this Agreement shall commence on the Effective Date and shall remain in effect until the six month anniversary of the Effective Date (the “Expiration Date”), unless earlier terminated pursuant to Section 3.02. With respect to each Service, the term of this Agreement shall commence on the Effective Date and shall remain in effect until the earlier of the Expiration Date, the completion of the Services by Service Provider as reasonably determined by Purchaser in good faith, or the date such Service is terminated pursuant to the terms of Section 3.02 (each, a “Service Period”).

Section 3.02 Termination.

(a) Recipient may terminate this Agreement with respect to all or any one or more of the Services and release Service Provider from performance of the same immediately upon written notice to Service Provider (a “Termination Notice”). If Recipient provides a Termination Notice with respect to one or more (but not all) of the Services, as soon as reasonably practicable following receipt of a Termination Notice, Service Provider shall notify Recipient as to whether the termination of any Service or Services that are the subject of the Termination Notice will require termination or partial termination of any other Service or Services (an “Early Termination Consequence”). If Service Provider notifies Recipient of an Early Termination Consequence, Recipient may withdraw its Termination Notice within 10 days of such notification. If Recipient does not withdraw such Termination Notice within such time period, termination of such Services will be final, including with respect to the termination of any other Service or Services identified by Service Provider as an Early Termination Consequence. Recipient shall not have the right to reinstitute any Service once such Service has been terminated for any reason.

(b) With respect to any Service(s), at any time following Service Provider’s good faith determination that Service Provider has completed such Service(s) in accordance with the corresponding Objective Standard of Completion set forth in the Transition Services Schedule, Service Provider may notify Recipient in writing of the completion of such Service (a “Completion Notice”). As soon as reasonably practicable following Recipient’s receipt of a Completion Notice, but in any event within 10 days of such receipt, Recipient shall notify Service Provider as to any disagreement regarding the completion of such Service, together with a detailed description of any additional work that Recipient has in good faith determined is necessary for Service Provider to fulfill the relevant Objective Standard of Completion. If Recipient does not respond to such Completion Notice within such time period, completion of such Services will be final, and such Services will be deemed terminated as of the date of the Completion Notice.

(c) Service Provider may terminate this Agreement (with respect to all or with respect to any one or more of the Services) immediately upon written notice of termination to Recipient if Recipient breaches this Agreement and fails to cure such breach within 45 days after a written notice is delivered by Service Provider to Recipient.

(d) This Agreement will automatically terminate without any further action by either Party on the earlier of: (i) the Expiration Date or (ii) the date of termination or expiration of all Service Periods.

Section 3.03 Effect of Termination. Upon any termination or expiration of this Agreement, all rights, obligations and liabilities of the Parties under this Agreement shall terminate and become void, except that the following provisions shall survive such termination or expiration: this Section 3.03, ARTICLE I, ARTICLE VI, ARTICLE VIII, ARTICLE IX, ARTICLE XII, and ARTICLE XIII and any other definitions set forth in this Agreement necessary to interpret any of the foregoing provisions referenced in this Section 3.03. In addition, all of Recipient’s obligations to pay Service Provider any Services Fees that are outstanding under ARTICLE IV as of the termination date or expiration date of this Agreement shall survive any such termination or expiration of this Agreement. Notwithstanding the foregoing, in the event of any termination of this Agreement with respect to one or more, but less than all, of the Services, this Agreement shall continue in full force and effect with respect to any Services not terminated under Section 3.02 hereof.

ARTICLE IV

COMPENSATION

Section 4.01 Fees. In connection with the provision of a Service by Service Provider, subject to the terms and conditions set forth herein, Recipient agrees to pay to Service Provider amounts as set forth on the Transition Services Schedule for such Services that are performed by Service Provider (the “Service Fees”).

Section 4.02 Taxes. To the extent that any sales Taxes or other similar Taxes are applicable to any of the Service Fees (the “Service Provider Sales Tax”), Service Provider is liable to account for and remit such Service Provider Sales Taxes to the relevant Tax Authorities according to applicable Law. Service Provider can charge such Service Provider Sales Taxes (the “Tax Amount”) to Recipient and Recipient will pay Service Provider such amount in addition to the Service Fees paid pursuant to Section 4.01 upon receipt of any documentation as may be requested by Recipient to assist it in substantiating or recovering such Service Provider Sales Taxes. In the event that applicable Laws require that any portion of a Tax Amount be withheld from any payment by Recipient under this Agreement, then the sum payable by the Recipient shall be increased to the extent necessary to ensure that after the making of that deduction or withholding of the Service Provider Sales Tax, the Service Provider receives a net amount equal to the amount that the Service Provider would have received had no such deduction or withholding been made. For the avoidance of doubt, the Recipient has no obligation to reimburse the Service Provider for, or increase the sum payable to the Service Provider in respect of, any Taxes imposed on or measured by income or similar Taxes.

Section 4.03 Invoices. In each month during the Term, Service Provider shall deliver to Recipient an invoice on the first day of such month and the 15th day of such month (or if not on a Business Day, then the first Business Day immediately preceding such day) (each invoice for the period of time commencing on the day of such invoice and continuing until the day of the next invoice, a “Billing Period”) for the Services to be performed by Service Provider in such Billing Period (each, an “Invoice”); provided that no Invoice shall be for an amount in excess of one half (1/2) of the maximum monthly amount of the Service Fee set forth on the Transition Services Schedule. Such Invoice shall set forth (a) a description of the Services to be performed by Service Provider during such Billing Period, (b) an itemized calculation of the Service Fees for each of the Services to be performed by Service Provider during such Billing Period, (c) an itemized calculation of the Tax Amounts in respect of such Services, and (d) payment instructions, including all wire transfer information, for the payment of such Service Fees and Tax Amounts.

Section 4.04 Payment. All amounts required to be paid by Recipient under this Agreement shall be due in cash within 10 days of Recipient’s receipt of the applicable Invoice (the “Payment Due Date”). Payment shall be deemed made on the date Recipient’s wire transfer is received by Service Provider.

Section 4.05 Right to Suspend Services. If payment in full of any Invoice is not received by Service Provider from Recipient on or prior to the applicable Payment Due Date, in addition to all other rights of Service Provider hereunder, Service Provider shall have the right, after giving 10 days’ prior written notice thereof to Recipient, to suspend all or any portion of the Services until such time as Recipient has paid in full all amounts then due, including any accrued interest. After such payment in full is received and as long as Recipient continues to perform hereunder, Service Provider shall promptly resume providing, or causing to be provided, the Services to Recipient until the Expiration Date, subject to earlier termination thereof in accordance with ARTICLE III.

Section 4.06 Audit Right. Service Provider shall keep and maintain all books and records relating to the Services. At any time during the term of this Agreement and for one year thereafter, Recipient shall have the right, at Recipient’s expense, to audit, examine and make copies of or extracts from the books and records of Service Provider (the “Audit Right”), to the extent necessary to verify the performance by Service Provider of the Services and its obligations under this Agreement. Recipient may exercise the Audit Right through such auditors (or other Representatives) as it may determine in its sole discretion. Recipient shall (a) exercise the Audit Right only upon reasonable written notice to Service Provider and during normal business hours and (b) use its reasonable efforts to conduct the Audit Right in such a manner as to minimize the inconvenience and disruption to Service Provider. All documentation and information provided under this Section 4.06 in connection with any such review or audit shall be subject to Section 8.01.

ARTICLE V

STANDARD OF CARE; GENERAL OBLIGATIONS

Section 5.01 Service Provider Standard of Care. Service Provider hereby agrees to use commercially reasonable efforts in good faith to provide, or cause to be provided, Services in compliance with applicable Laws and in a timely, efficient and workmanlike manner, with the degree of skill and level of care no less in quality than that with which such Services were performed in the ordinary course of business by Service Provider prior to the date hereof. Service Provider agrees to assign sufficient resources and qualified personnel as are reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence.

Section 5.02 Recipient Standard of Care. Recipient shall (a) promptly provide Service Provider and its subcontractors with resources and materials and complete and accurate information and documentation, in each case, reasonably sufficient for Service Provider to perform, or cause to be performed, its obligations hereunder in a timely manner, and (b) provide Service Provider and its subcontractors with timely decisions, approvals and acceptances so that Service Provider may accomplish its obligations hereunder in a timely manner.

Section 5.03 Title; License. Unless transferred to Purchaser as an Acquired Asset under the Asset Purchase Agreement, Service Provider represents that (a) it has, directly or indirectly, good and valid title to, or a valid leasehold or license interest in (including the right to give Recipient any access specified in this Agreement), all of the equipment, hardware, intellectual property, IT systems, software and other assets necessary for the provision of the Services by Service Provider or its Affiliates, and (b) each of the foregoing are fit for the purpose of providing the Services. Service Provider further represents that the assets licensed or leased from a third party and used in connection with providing the Services are subject to a valid and existing license or lease agreement, and neither Service Provider nor the licensor or lessor, as applicable, is, or would be as a result of providing the Services, in breach or default of any such agreement.

Section 5.04 Cooperation; Consents. Service Provider shall use commercially reasonable efforts to obtain any consents, permits, approvals or licenses, implement any systems and to take, or cause to be taken, any and all other actions necessary or advisable for Service Provider to provide the Services. In the event that Service Provider is unable to obtain any consent, permit, approval or license, the Parties will work together to agree upon a commercially reasonable alternative arrangement.

ARTICLE VI

RELATIONSHIP BETWEEN THE PARTIES

Section 6.01 Relationship. This Agreement does not constitute a partnership, joint venture or formal business organization of any kind. The Service Provider is an independent contractor for all purposes hereunder. The Service Provider shall have complete control over the performance of, and the details for accomplishing, the Services. In no event shall the Service Provider or any of its Affiliates or any of their respective agents, representatives or employees be deemed to be agents, representatives or employees of the Recipient. The Service Provider’s employees shall be paid exclusively by the Service Provider for all Services performed hereunder.

ARTICLE VII

SUBCONTRACTORS

Section 7.01 Subcontractors. Service Provider shall have the right to subcontract to any Person all or part of its obligations under this Agreement only with the prior written consent of the Recipient and if such written consent is provided in no event shall the Service Fee charged to Recipient by Service Provider in respect of any Service(s) increase as a result of any such subcontracting by Service Provider of such Service(s). Subject to the terms and conditions of this Agreement, Service Provider shall remain responsible for the performance of subcontracted Services by such subcontractor under this Agreement. Service Provider shall have the right to designate which of its employees or subcontractors will furnish Services to Recipient, and may remove and/or replace any such employees or subcontractors in its sole discretion.

ARTICLE VIII

CONFIDENTIALITY

Section 8.01 Confidentiality. Service Provider acknowledges and agrees that this Agreement and the transactions contemplated hereby are deemed to be “Confidential Information” and shall be subject to the confidentiality provisions set forth in Section 5.13 of the Asset Purchase Agreement.

ARTICLE IX

LIMITATION OF LIABILITY AND DISCLAIMER

Section 9.01 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, OR SPECIAL DAMAGES SUFFERED BY THE OTHER PARTY ARISING OUT OF A BREACH OF THIS AGREEMENT. EACH PARTY’S MAXIMUM LIABILITY TO, AND THE SOLE REMEDY OF, SUCH PARTY FOR ANY BREACH OF THIS AGREEMENT OR OTHERWISE WITH RESPECT TO SERVICES SHALL NOT EXCEED THE AMOUNTS PAID FOR SERVICES UNDER THIS AGREEMENT.

Section 9.02 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING ALL SCHEDULES, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER REGARDING ITS PERFORMANCE OF ANY SERVICES PROVIDED HEREUNDER, WHETHER EXPRESS, IMPLIED OR OTHERWISE, AND BOTH PARTIES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, AND MERCHANTABILITY.

ARTICLE X

POINTS OF CONTACT

Section 10.01 Relationship. Service Provider and Recipient shall each appoint an individual to act as its point of contact (each, a “Point of Contact”) to deal with issues arising out of the performance of this Agreement, and to facilitate orderly provision and receipt of the Services. Initially the Point of Contact for Service Provider shall be Bernie Kropfelder, c/o Jones, Waldo, Holbrook & McDonough, PC (Telephone: […***…]; Email Address: […***…]) and for Recipient shall be Christopher Porcelli (Telephone: […***…]; Email Address: […***…]). Each Party agrees to provide reasonable access (in person, by telephone or electronically via e-mail) during normal business hours to its Point of Contact for problem resolution. Either Party may replace its Point of Contact at any time with another individual of similar seniority by providing notice in accordance with Section 13.02.

ARTICLE XI

ACCESS

Section 11.01 Recipient Access. Service Provider shall provide, and cause its Affiliates and other agents to provide, to Parent and its accounting, legal and other representatives, as well as their respective officers, employees, Affiliates and other agents, access at all reasonable times and during normal business hours, upon reasonable advanced notice, to the Service Provider’s facilities and personnel as Recipient deems reasonably necessary or advisable, including in connection with the receipt of the Services and for the purpose of conducting inventory counts or inspections of any Acquired Assets stored at such facilities or in connection with the exercise of Recipient’s Audit Rights. Recipient agrees that it and any of its accounting, legal and other representatives, as well as their respective officers, employees, Affiliates and other agents that access Service Provider’s facilities shall use commercially reasonable efforts to conform to those policies, rules and procedures applicable to working onsite at Service Provider’s facilities, provided that Service Provider has provided a copy of such policies to the Recipient in advance of such access.

ARTICLE XII

INTELLECTUAL PROPERTY

Section 12.01 Intellectual Property Ownership. Except as expressly set forth in this Agreement, no license, title, ownership or other Intellectual Property rights are transferred from either Party to the other Party or its Affiliates, and each Party retains all such rights, title, ownership and other interest in its Intellectual Property, as well as in its information technology systems, platforms, applications and all other software, hardware, systems and resources it uses to provide or receive the Services, as applicable.

Section 12.02 Limited Licenses to Use Intellectual Property. Subject to the terms and conditions of this Agreement, (a) Service Provider hereby grants to Recipient a non-exclusive, royalty-free right and license to use, solely during the term of this Agreement, any and all relevant and applicable Intellectual Property owned or licensable by Service Provider, but solely to the extent necessary for Recipient to receive and use the Services under this Agreement, and (b) Recipient hereby grants to Service Provider a non-exclusive, royalty-free right and license to use, solely during the term of this Agreement, any and all relevant and applicable Intellectual Property owned or licensable by Recipient, but solely to the extent necessary to enable Service Provider to provide the Services.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated.

Section 13.02 Notices. All notices and other communications made pursuant to or under this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) as of the date transmitted when transmitted by electronic mail, (c) one Business Day after deposit with a nationally recognized overnight courier service, or (d) three Business Days after the mailing if sent by registered or certified mail, postage prepaid, return receipt requested. All notices and other communications under this Agreement shall be delivered to the addresses set forth below, or such other address as such Party may have given to the other Parties by notice pursuant to this Section 13.02 (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereinafter maintain):

If to Service Provider:
Squatty Potty, LLC Attention: Bernie Kropfelder, c/o Jones, Waldo, Holbrook & McDonough, PC at address set forth below

With a copy (which shall not constitute notice) to:
Jones, Waldo, Holbrook & McDonough, PC 170 S. Main St. Ste. 1500 Salt Lake City, UT 84101 E-Mail: [ *** ] Attention: Daniel Daines

If to Recipient:
Aterian, Inc. 37 East 18th St., 7th Floor New York, NY 10003 E-Mail: [ *** ] Attention: Christopher Porcelli, Associate General Counsel

With a copy (which shall not constitute notice) to:
Paul Hastings LLP 1117 S California Ave, Palo Alto, CA 94304 E-Mail: [ *** ] Attention: Jeff Hartlin

Section 13.03 Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 13.04 Entire Agreement. All references in this Agreement shall include all Exhibits and Schedules hereto. This Agreement the Purchase Agreement, and the Ancillary Agreements constitute the entire agreement of the Parties relating to the subject matter hereof and thereof and supersede all prior agreements or understandings between the Parties with respect to such subject matter. The Parties each acknowledge and agree that neither it nor any of its Affiliates or Representatives are making, and neither Party nor any of its Affiliates is relying upon, any representations, warranties or other statements by the other Party or any of its Affiliates or representatives except to the extent set forth in this Agreement.

Section 13.05 Amendments; Waiver. This Agreement may be amended, modified or waived only by the written agreement of the Parties. Unless otherwise specifically provided herein, no failure or delay of any Party to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party or to insist upon strict compliance by any other Party with its obligations hereunder and no single or partial exercise of any such right or power shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof. Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.

Section 13.06 Assignment; Successors and Assigns. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns, and will not be assignable or delegable by Service Provider, by operation of Law or otherwise, without the prior written consent of Recipient and, for the avoidance of doubt, nothing in this Agreement shall or is intended to limit the ability of Recipient to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement, in whole or in part, without the consent of Service Provider (a) to any Affiliate of Recipient, (b) in connection with a change of control of Recipient or (c) in the event of a sale of all or substantially all of the assets of Recipient. Any attempted assignment in violation of this Section 13.06 shall be void ab initio.

Section 13.07 Third Party Beneficiaries. This Agreement shall inure exclusively to the benefit of and be binding upon the Parties and their respective successors, permitted assigns, executors and legal representatives. Nothing in this Agreement, express or implied, is intended to confer on any Person (other than the Parties or their respective successors and permitted assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 13.08 Remedies; Specific Performance.

(a) Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or at Law or in equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to enforce specifically the provisions of this Agreement, including obtaining an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, in any court designated to resolve disputes concerning this Agreement (or, if such court lacks subject matter jurisdiction, in any appropriate state or federal court), this being in addition to any other remedy to which such Party is entitled at Law or in equity. Each Party further agrees not to assert and waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or provide indemnity as a prerequisite to obtaining equitable relief.

Section 13.09 Governing Law; Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, inducement to enter and/or performance of this Agreement (whether related to breach of contract, tortious conduct or otherwise and whether now existing or hereafter arising) shall be governed by, the internal Laws of the State of Delaware, without giving effect to any Law that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.

(b) Each Party agrees that any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought exclusively in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware) and each of the Parties hereby submits to the exclusive jurisdiction of such courts for itself and with respect to its property, generally and unconditionally, for the purpose of any such Proceeding. A final judgment in any such Proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party agrees not to commence any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby except in the courts described above (other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described above), irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any such court, and hereby irrevocably and unconditionally waives and agrees not to plead or Claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum or does not have jurisdiction over any Party. Each Party agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth herein shall be effective service of process for any such Proceeding.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, STATUTE OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.09.

Section 13.10 Force Majeure. Any failure by Service Provider to perform any obligations under this Agreement, if caused by or resulting from, in whole or in part, fire, flood, embargo, government regulation or administrative action, war, acts of war (whether war be declared or not), insurrection, riot, civil unrest, strike, lockout, terrorist act, act of God, or any other cause beyond Service Provider’s reasonable control, shall not constitute a breach of any provision of this Agreement.

Section 13.11 Counterparts; Deliveries. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement may be executed by facsimile or electronic (.pdf) signature and a facsimile or electronic (.pdf) signature shall constitute an original for all purposes.

Section 13.12 Further Acts; Cooperation. Each Party agrees that, upon reasonable request of the other Party from time to time, it shall execute and deliver, or cause to be executed and delivered, such further instruments and take such other actions as may be necessary or desirable to carry out the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

SERVICE PROVIDER:

SQUATTY POTTY, LLC

By:	/s/ Bernie Kropfelder
Name: Bernie Kropfelder
Title: Chief Executive Officer

RECIPIENT:

TRUWEO, LLC

By:	/s/ Yaniv Sarig
Name: Yaniv Sarig
Title: President and Chief Executive Officer

(Signature Page to Transition Services Agreement)